Registration No. 33-47672
                                                           Rule 424(b)(3)

          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED AUGUST 12, 1992

                Merrill Lynch Mortgage Investors, Inc., Seller
          PrimeFirst(Registered Trademark) Adjustable Rate Mortgage
                Senior/Subordinate Pass-Through Certificates,
                Series 1992F, Class A-1, A-2 and A-3 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                               Master Servicer
_____________________________________________________________________________

     On August 20, 1992, the PrimeFirst(Registered Trademark) Adjustable Rate Mortgage Senior/Subordinate Pass-Through Certificates, Series 1992F, Class A-1, A-2 and A-3 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $282,452,000. The Class A Certificates represented beneficial interests of approximately 92.00% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of August 1, 1992 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its PrimeFirst(Registered Trademark) Mortgage Program-- Delinquency and Loan Loss Experience" on pages S-24 and S-25 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                               1992 F   Class A

         PRIMEFIRST(Registered Trademark) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)

                              December 31, 1997        December 31, 1996         December 31, 1995
                           ------------------------  -----------------------  ------------------------
                            Number of                Number of                Number of
                           PrimeFirst    Principal   PrimeFirst   Principal   PrimeFirst   Principal
                              Loans       Amount       Loans       Amount       Loans        Amount
                           ------------  ----------  -----------  ----------  -----------  -----------
PrimeFirst Loans
  Outstanding . . . . . .        14,159  $5,302,950       11,054  $4,331,131        8,272   $3,536,761
Delinquency Period
  30-59 Days  . . . . . .           183  $   66,254          180  $   84,297          127   $   56,370
  60-89 Days  . . . . . .            26      18,544           19       6,583           13        7,917
  90 Days or More*  . . .            24      18,072           29      27,590           44       45,749
                           ------------  ----------  -----------  ----------  -----------  -----------
     Total Delinquency  .           233  $  102,870          228  $  118,470          184   $  110,036
                           ============  ==========  ===========  ==========  ===========  ===========

Delinquencies as
  Percent of Number
  of PrimeFirst
  Loans and Principal
  Amount Outstanding  . .         1.65%       1.94%        2.06%       2.74%        2.22%        3.11%

Foreclosures  . . . . . .            39     $47,396           29  $   39,100           28   $   38,209

Foreclosures as
  Percent of Number
  of PrimeFirst
  Loans and Principal
  Amount Outstanding  . .         0.28%       0.89%        0.26%       0.90%        0.34%        1.08%

_________________________________
*  Does not include loans subject to bankruptcy proceedings.


            PRIMEFIRST(Registered Trademark) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)

                                                 Year Ended        Year Ended          Year Ended
                                             December 31, 1997  December 31, 1996  December 31, 1995
                                             ------------------ -----------------  -------------------
Average Principal Balance
  of PrimeFirst Loan Portfolio  . . . . . .          $4,817,041        $3,933,946           $3,444,045
Average Number of PrimeFirst
  Loans Outstanding
  During the Period . . . . . . . . . . . .              12,607             9,663                7,944

Gross Charge-offs . . . . . . . . . . . . .         $     5,363       $     6,157          $     1,840
Recoveries  . . . . . . . . . . . . . . . .         $        99       $         0          $         0
                                             ------------------ -----------------  -------------------
Net Charge-offs . . . . . . . . . . . . . .         $     5,264       $     6,157          $     1,840
                                             ================== =================  ===================
Net Charge-offs as a
  Percent of Average
  Principal Balance Outstanding . . . . . .               0.11%             0.16%                0.05%


                               1992 F   Class A

     Additionally, the information contained in the table entitled "Cut-Off Date Mortgage Loan Principal Balances" and "Range of Margins" under the heading "The Mortgage Pool" on pages S-18 and S-21, respectively, of the Prospectus is hereby updated to indicate, as of December 31, 1997, the Mortgage Loan Balances and margins of the Mortgage Loans:

           MORTGAGE LOAN PRINCIPAL BALANCES AS OF DECEMBER 31, 1997

                                                                                    % of Mortgage
                 Range of                     Number of         Principal              Pool by
            Principal Balances              Mortgage Loans       Balance          Principal Balance
-----------------------------------------   -------------- ---------------        -----------------
$    0.00-          49,999.99 . . . . . .         6            $155,745.32               0.15%
$    55,000.00-     59,999.99 . . . . . .         2             114,840.40               0.11
$    60,000.00-     74,999.99 . . . . . .         5             340,573.28               0.32
$    75,000.00-     99,999.99 . . . . . .         7             654,861.15               0.62
$    100,000.00-    149,999.99  . . . . .        32           3,847,709.78               3.65
$    150,000.00-    199,999.99  . . . . .        31           5,594,084.78               5.31
$    200,000.00-    249,999.99  . . . . .        34           7,335,051.88               6.97
$    250,000.00-    299,999.99  . . . . .        27           7,547,051.47               7.17
$    300,000.00-    349,999.99  . . . . .        19           6,003,354.20               5.70
$    350,000.00-    399,999.99  . . . . .        14           5,306,647.36               5.04
$    400,000.00-    449,999.99  . . . . .        15           6,200,023.53               5.89
$    450,000.00-    499,999.99  . . . . .        10           4,790,001.75               4.55
$    500,000.00-    549,999.99  . . . . .        12           6,324,140.78               6.02
$    550,000.00-    599,999.99  . . . . .         8           4,595,412.77               4.37
$    600,000.00-    649,999.99  . . . . .         5           3,075,948.03               2.92
$    650,000.00-    699,999.99  . . . . .         7           4,796,478.06               4.56
$    700,000.00-    749,999.99  . . . . .         5           3,644,130.25               3.46
$    750,000.00-    799,999.99  . . . . .         2           1,559,404.80               1.48
$    800,000.00-    849,999.99  . . . . .         1             812,000.00               0.77
$    850,000.00-    899,999.99  . . . . .         4           3,535,758.49               3.36
$    900,000.00-    949,999.99  . . . . .         5           4,623,850.86               4.39
$    950,000.00-    999,999.99  . . . . .         1             999,166.80               0.95
$    1,000,000.00-  1,099,999.99  . . . .         3           3,060,373.17               2.91
$    1,100,000.00-  1,199,999.99  . . . .         1           1,170,000.00               1.11
$    1,200,000.00-  1,299,999.99  . . . .         4           4,928,801.53               4.68
$    1,300,000.00-  1,399,999.99  . . . .         1           1,362,000.00               1.29
$    1,400,000.00-  1,499,999.99  . . . .         3           4,249,801.37               4.04
$    1,900,000.00-  1,999,999.99  . . . .         1           1,949,997.75               1.85
$    2,000,000.00-  2,099,999.99  . . . .         1           2,000,000.00               1.90
$    2,100,000.00-  2,199,999.99  . . . .         1           2,195,822.36               2.09
$    2,500,000.00-  2,599,999.99  . . . .         1           2,500,000.00               2.37
                                            -------------- ---------------        -----------------
                    TOTALS  . . . . . . .       268        $105,273,031.92             100.00%
                                            ============== ===============        =================


                               1992 F   Class A

                   RANGE OF MARGINS AS OF DECEMBER 31, 1997

                                                                                      % of Mortgage
                                  Number of                                              Pool by
      Margin/(1)/               Mortgage Loans           Principal Balance          Principal Balance
---------------------           --------------          ------------------          -----------------
       -0.250%                        21                $  27,605,225.90                 26.22%
       -0.125%                        31                   20,916,596.98                 19.87
        0.000%                       100                   36,926,156.02                 35.08
        0.250%                        80                   15,377,499.84                 14.61
        0.500%                        36                    4,447,553.18                  4.22
                                --------------          -----------------           -----------------
           TOTALS                    268                 $105,273,031.92                100.00%
                                ==============          ==================          =================

________________________
(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate; provided that the Mortgage Rate will not exceed either 15.00% or 18.00% per annum, as applicable.
                             ____________________

               The date of this Supplement is April 13, 1998.